Exhibit 99.1

                              MINDEN BANCORP, INC.
                       100 MBL BANK DRIVE * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797

                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com

                                  PRESS RELEASE
                                  -------------

Release Date:
-------------
August 10, 2007

                                                For Further Information:
                                                ------------------------

                                                A.  David   Evans,
                                                President/CEO
                                                318-377-0523
                                                E-mail-david@mblminden.com
                                                --------------------------

                                                         Or

                                                Becky T. Harrell, Treasurer/CFO
                                                318-377-0523
                                                E-mail-becky@mblminden.com
                                                --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 2nd QUARTER OF
             FISCAL 2007, ITS TWENTIETH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - August 10, 2007-Minden  Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
--------------------------------------------------------------------------
reported net income for the quarter ended June 30, 2007 of $235,000 or $.17 per diluted share, as compared to net income of $312,000 or $0.22 per diluted share for the quarter ended June 30, 2006. The $77,000 or 24.7% decrease primarily reflected a $246,000 or 32.0% increase in other operating expenses and a $196,000 or 24.9% increase in interest expense, partially offset by a $212,000 or 11.4% increase in interest income and a $114,000 or 63.0% increase in other operating income. The decrease in net income for the quarter reflected an increase in interest and operating expenses that offset the growth in income in the loan portfolio and service charges over the same quarter in the prior year. The results for the quarter ended June 30, 2007, also include the insurance agency that was acquired in January of 2006.

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

At June 30, 2007, Minden Bancorp, Inc. had total assets of $124.7 million, a 7.6% increase from total assets of $116.0 million at June 30, 2006. The increase primarily reflected the growth of the loan portfolio, cash and cash equivalents, and premises and equipment partially offset by a decrease in investment securities. Such growth was funded mainly by increased deposits. At June 30, 2007, stockholders' equity amounted to $20.5 million or $15.39 per share compared to $19.4 million or $14.68 per share at June 30, 2006.

A. David Evans, President and CEO said, "The increase in operating expenses for the quarter, while decreasing net income, clearly illustrates our commitment to our future. With the opening of a larger and more modern bank in our community, remodeling our previous bank as our first retail branch and new home for our insurance agency, giving us two locations for service, and by adding additional personnel, we are positioned for continued growth and profitability. The increase in loans, deposits, and stockholders' equity for the first two quarters of 2007 demonstrates the positive direction for Minden Bancorp."






Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank (formerly known as Minden Building and Loan Association) and Woodard Walker Insurance Agency. The bank is a 97 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.
-------------------------------------------

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)

                                      Three Months           Six Months
                                          Ended                 Ended
                                         June 30               June 30
                                     2007       2006       2007       2006
                                   --------   --------   --------   --------
Interest income, including fees    $  2,075   $  1,863   $  4,012   $  3,642
Interest expense                        984        788      1,859      1,487
                                   --------   --------   --------   --------
Net interest income                   1,091      1,075      2,153      2,155
Provision for loan losses                15         15         30         30
Other operating income                  295        181        531        451
Other operating expenses              1,014        768      1,850      1,525
                                   --------   --------   --------   --------
Income before income taxes              357        473        804      1,051
Income tax expense                      122        161        272        357
                                   --------   --------   --------   --------
Net income                         $    235   $    312   $    532   $    694
                                   ========   ========   ========   ========

Basic earnings per share           $   0.18   $   0.24   $    .40   $    .52
                                   ========   ========   ========   ========

Fully diluted earnings per share   $   0.17   $   0.22   $    .38   $    .49
                                   ========   ========   ========   ========

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

                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)

                                          June 30     June 30
                                          --------   --------
                                            2007       2006
                                          --------   --------
            Total assets                  $124,731   $115,900
            Cash and cash equivalents        4,094      2,462
            Investment securities           27,569     30,889
            Loans receivable - net          82,676     75,770
            Premises and equipment, net      7,455      4,028
            Deposits                        85,364     73,121
            Total borrowings                17,300     22,275

            Total stockholders' equity      20,511     19,426






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